As filed with the Securities and Exchange Commission on January 14, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Momo Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

20th Floor, Block B

Tower 2, Wangjing SOHO

No.1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

+86-10-5731-0567

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Share Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Jonathan Xiaosong Zhang

Chief Financial Officer

Momo Inc.

20th Floor, Block B

Tower 2, Wangjing SOHO

No.1 Futongdong Street

Chaoyang District, Beijing 100102

People’s Republic of China

+86-10-5731-0567

Z. Julie Gao, Esq. Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.0001 per share	14,000,000 (3)	$12.90 (3)	$180,530,000	$21,880.24
Total	14,000,000	—	$180,530,000	$21,880.24

(1)

These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents two Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-200636).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2014 Share Incentive Plan (the “Plan”). Any shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares that may be issued under the Plan.

(3)

These shares are reserved for future award grants under the Plan. The total number of shares which may be issued under the Plan is initially 14,031,194 Class A ordinary shares. Beginning in 2017, on the first day of each fiscal year, the total number of shares issuable under the Plan will increase annually by 1.5% of the total share capital as of December 31 of the immediately preceding calendar year, or such lesser number of Class A ordinary shares as determined by the board of directors of the Registrant. Additional Class A ordinary shares are being registered on this registration statement to cover the additional Class A ordinary shares that may be issued under the Plan pursuant to such annual increases, which were not previously registered under the Registrant’s registration statement on Form S-8 (File No. 333-201769 and File No. 333-215366), as filed with the Securities and Exchange Commission (the “Commission”) on January 30, 2015 and December 30, 2016, respectively (the “Original S-8 Registration Statements”). The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, is based on $25.79 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the NASDAQ Global Select Market on January 7, 2019.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 14,000,000 Class A ordinary shares in the capital of the Momo Inc. (the “Registrant”), which represent the estimated number of Class A ordinary shares that will be automatically added to the Plan, effective January 1, 2019, January 1, 2020 and January 1, 2021, pursuant to the Plan’s evergreen provisions, part of which were not previously registered under the Original S-8 Registration Statements.

Previously, an aggregate of 32,701,036 Class A ordinary shares in the capital of the Registrant were registered for issuance under the Plan pursuant to the Original S-8 Registration Statements. In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statements are incorporated herein by reference, except as otherwise set forth herein.

In accordance with the terms of the Plan, a maximum aggregate of 14,031,194 Class A ordinary shares may be issued pursuant to all awards granted thereunder. Beginning in 2017, such maximum aggregate number will be increased by a number equal to 1.5% of the total number of outstanding ordinary shares (including Class A and Class B ordinary shares) on the last day of the immediately preceding calendar year, or such lesser number of Class A ordinary shares as determined by the Company’s board of directors, on the first day of each calendar year during the term of the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s registration statement on Form S-8 (File No. 333-2017) filed with the Commission on January 30, 2015;

(b)	The Registrant’s registration statement on Form S-8 (File No. 333-215366) filed with the Commission on December 30, 2016;

(c)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2017, filed with the Commission on April 26, 2018; and

(d)

The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36765) filed with the Commission on November 28, 2014, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second amended and restated memorandum and articles of association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended, filed on November 28, 2014 (File No. 333-199996))

4.2	Registrant’s specimen certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended, filed on November 28, 2014 (File No. 333-199996))

4.3	Deposit agreement dated December 10, 2014 among the Registrant, the depositary and holders and beneficial owners of American depositary shares evidenced by American depositary receipts issued thereunder (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-8 filed on January 30, 2015 (File No. 333-201769))

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.2	2014 share incentive plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 filed on November 7, 2014 (File No. 333-199996))

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 14, 2019.

Momo Inc.

By:	/s/ Yan Tang
Name: Yan Tang
Title: Chairman of the Board of Directors and Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Momo Inc. has signed this registration statement or amendment thereto in Newark, Delaware on January 14, 2019.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Yan Tang and Jonathan Xiaosong Zhang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on January 14, 2019.

Signature	Title

/s/ Yan Tang Yan Tang	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Jonathan Xiaosong Zhang Jonathan Xiaosong Zhang	Chief Financial Officer (principal financial and accounting officer)

/s/ Yong Li Yong Li	Director

/s/ David Ying Zhang David Ying Zhang	Director

/s/ Benson Bing Chung Tam Benson Bing Chung Tam	Director

/s/ Dave Daqing Qi Dave Daqing Qi	Director

/s/ Li Wang Li Wang	Director

/s/ Yongming Wu Yongming Wu	Director